UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person

     Finelt    Harold
     (Last)    (First)   (Middle)

     c/o American Research & Development
     45 Milk Street
          (Street)

     Boston    Massachusetts  02109
     (City)         (State)   (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)
                                        01/29/97

3.   IRS or Social Security Number of Reporting Person (Voluntary)
     145 54 1388

4.   Issuer Name and Ticker or Trading Symbol
     Medialink Worldwide Incorporated (MDLK)

5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     /X/  Director                      /X/  10% Owner
     / /  Officer (give title below)    / /  Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group filing (Check Applicable Line)
     /X/  Form filed by One Reporting Person
     / /  Form filed by More Than One Person

            Table I -- Non-Derivative Securities Beneficially Owned

                                2. Amount      3. Ownership
                                   of Secu-       Form:
                                   rities         Direct          4.  Nature of
                                   Bene-          (D) or              Indirect
                                   ficially       Indirect            Beneficial
                                   Owned          (I)                 Ownership
1.   Title of Security (Instr.4)   (Instr.4)      (Instr. 5)          (Instr. 5)
     ---------------------------  -----------   ------------       ------------
     Common Stock                  595,070        I              Such shares are held by
                                                                 American Research Development II, L.P.,
                                                                 Francis J. Hughes, Jr. and Harold Finelt
                                                                 are the individual general partners of
                                                                 ARD Partners USA, L.P., a general partner
                                                                 of ARD Master, L.P., the sole general
                                                                 partner of American Research & Development II, L.P.
                                                                 Mr. Finelt disclaims beneficial interest
                                                                 for such shares.





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                             2.   Date Exercisable
                                                  and Expiration Date      3.  Title and Amount of Securities Underlying Derivative
                                                  (Month/Day/Year)              Security (Instr.4)
                                                  --------------------     --------------------------------------------------------
                                             Date                                                                  Amount or
1.   Title of Derivative                     Exercis-       Expiration                                             Number
     Security (Instr. 4)                     able           Date (1)                 Title                         of Shares
    --------------------------------------- -------------- ------------     ----------------------------- -------------------------
     Option (Right to Buy*)                  2/12/96        2/12/06             Common Stock                       14,400




                                                                 5.   Ownership
                                                                      Form of
                                                                      Derivative
                                             4.   Conver-             Security:
                                                  sion or             Direct
                                                  Exercise            (D) or
                                                  Price of            Indirect                 6.   Ownership of Indirect
                                                  Derivative          (I)                           Beneficial Ownership
                                                  Security            (Instr. 5)                    (Instr. 5)
                                                  --------------      ------------------------           ------------------------

                                                  $3.54               D





*Stock Options granted pursuant to the Company's 1996 Directors Stock Option
Plan.

Explanation of Responses:

               /s/Harold Finelt                             1/28/97
-----------------------------------------------   ---------------------------
     **Signature of Reporting Person                        Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information aimed in this form are not required to respond unless the form displays a currently valid CMB Number.